EXHIBIT 10.1

FIRST AMENDMENT TO THE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO THE PURCHASE AGREEMENT (this "Amendment"), dated as of June 17, 2009, by and between Quantum Corporation, a Delaware corporation with headquarters at 1650 Technology Drive, Suite 800, San Jose , CA 95110-1382 ("Quantum") and EMC Corporation, a Massachusetts corporation with headquarters at 176 South Street, Hopkinton, Massachusetts 01748 ("EMC"), amends the Purchase Agreement by and between Quantum and EMC dated as of June 3, 2009 (the "Purchase Agreement").

BACKGROUND

WHEREAS, as of the date hereof, the parties are amended and restating the Third Amended and Restated Embedded Software License and Distribution Agreement effective as of April 1, 2009 by and among Quantum, EMC and certain subsidiaries of EMC (the "Third Amended and Restated OEM"), on the terms and subject to the conditions set forth in the Fourth Amended and Restated Embedded Software License and Distribution Agreement (the "Fourth Amended and Restated OEM"); and

WHEREAS, the parties wish to amend the Purchase Agreement to reflect certain terms of the Fourth Amended and Restated OEM as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree that the Purchase Agreement is amended as follows:

1. The first paragraph of the Purchase Agreement shall be amended by adding the following words after the words "April 1, 2009" and before the words "the "OEM Agreement")": ", as amended and restated by the Fourth Amended and Restated Embedded Software License and Distribution Agreement dated as of June 16, 2009 (as amended, restated, supplemented and/or otherwise modified from time to time,".

2. Section 2 of the Purchase Agreement is amended by deleting the first sentence and replacing it in its entirety with the following:

"The Company shall grant to Purchaser warrants to purchase a number of shares of Common Stock calculated as provided, and issued on the dates set forth, in Section 16 of the OEM Agreement."

3. All provisions of the Purchase Agreement not amended by the terms of this Amendment shall remain in full force and effect. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws provisions. This Amendment may be signed in counterparts which together shall form a single agreement as if all parties had executed the same document. Neither party may assign its rights or delegate its duties under this Amendment or assign this Amendment to a third party without the express written consent of the other party which shall not be unreasonably withheld. Any such assignment or delegation in violation of the foregoing shall be null and void. Subject to the foregoing, this Amendment shall be binding upon and inure to the benefit of the parties' successors and assigns. This Amendment may not be amended, except in writing signed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the opening paragraph.
"QUANTUM"	"EMC"
Quantum Corporation	EMC Corporation
By: /s/ Jon W. Gacek	By: /s/ Paul T. Dacier
Print Name: Jon W. Gacek	Print Name: Paul T. Dacier
Title: COO & CFO	Title: EVP and General Counsel
Date: 6-17-09	Date: 6-17-09